Exhibit 99.1

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	David S. DePillo	President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. NAMES RICHARD SANCHEZ
CHIEF ADMINISTRATIVE OFFICER

IRVINE, CA, November 4, 2003 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that Richard A. Sanchez, the Company’s EVP of Corporate Risk Management, has been named to the additional position of Chief Administrative Officer. Mr. Sanchez joined the Company in June of 2002 after a 19 year career with the Office of Thrift Supervision where, as Deputy Director for the Western Region, he planned and directed examination and supervision of 85 federally chartered financial institutions with aggregate assets over $300 billion.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At September 30, 2003, CCBI had total assets of $1.45 billion, was the 4th largest multi-family lender in California during the 12 months ended June 30, 2003 (source: Dataquick Information Systems) and has originated approximately $2.8 billion in multi-family and commercial real estate loans through September 30, 2003. Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended June 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA. Commercial Capital Mortgage, Inc., the Company’s mortgage banking subsidiary, funds and sells those loans which the Bank elects to assign to CCM. ComCap Financial Services, Inc., the Company’s NASD registered broker dealer, provides fixed income and mortgage-backed securities advisory and brokerage services to corporations, high net-worth individuals and other financial institutions. Commercial Capital Asset Management, Inc., the Company’s asset management subsidiary, provides asset management services to alternative investment funds, made available to accredited investors.

This press release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.